magiclantern                                                                                                                NEWS RELEASE

Magic Lantern Group Contact:
Bob Goddard
Magic Lantern Group, Inc.
Telephone: 905-827-2755 (x454)
E-mail: bgoddard@MagicLantern.ca

MAGIC LANTERN GROUP, INC. CEO RESIGNS TO PURSUE OTHER INTERESTS

Company appoints Robert A. Goddard as Interim CEO

Oakville, ONT.---(BUSINESS WIRE)-July 28, 2003--Magic Lantern Group, Inc. (AMEX: GML - News), the leading provider of the fastest growing education providers of e-learning and video providers of educational information, announced that company's Chief Executive Officer, Harvey Gordon, resigned on July 31, 2003 to pursue other interests. Bob Goddard, Acting Chief Financial Officer, will replace Mr. Gordon as Interim Chief Executive Officer. Mr. Goddard has had over twenty-five years of progressive responsibility in public company roles. He is a graduate of Northeastern University with a BSBA in Corporate Finance. Mr. Goddard most recently re-staged an information technology company, LocatePLUS Holdings Corporation, and completed the only successful IPO in 2002 in the Northeast U.S. high tech corridor.

In his statement, Howard Balloch, Chairman of the Board, said, "Mr. Gordon was instrumental in guiding the direction of the company during his tenure. We all wish Harvey the best in his future endeavors. He has contributed greatly to the company and the foundation he helped build will support our future success. Because of the legacy Harvey leaves behind, I have every confidence in the company's present and future growth." In his statement, Mr. Gordon, stated, "I'm proud of my accomplishments but I believe my talents are now better served in the capacity where I am able to bring the same level of success to another emerging growth company. I wish Howard and the company all the success in the future."

About Magic Lantern Group, Inc.
Magic Lantern Group, Inc. (AMEX: GML) is a leading North American distributor with licensing operations in several markets. Through its learning video and technology business, the company serves more than 9,500 schools & libraries throughout Canada. In addition to distributing more than 40,000 school curriculum-relevant titles from over 300 world-renowned producers including Disney, Schlessinger Media, Annenberg/CPB & Dorling Kindersley, Magic Lantern has developed Magic Lantern InSite, a proprietary solution for delivering learning video content via the Internet. For more information, please visit www.magiclanterngroup.com.

Safe Harbor Statement from Magic Lantern Group, Inc.: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors.